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Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Five Star Quality Care, Inc., for the registration of debt securities, common shares, preferred shares, depositary shares, warrants, and stock purchase contracts and equity units and to the incorporation by reference therein of our reports dated February 24, 2009, with respect to the consolidated financial statements of Five Star Quality Care, Inc., and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Boston, Massachusetts

November 9, 2009

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Consent of Independent Registered Public Accounting Firm